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                     December 13, 2022

       Nicola Santoro, Jr.
       Chief Financial Officer and Chief Accounting Officer
       Rithm Capital Corp.
       799 Broadway
       New York, NY 10003

                                                        Re: Rithm Capital Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 001-35777

       Dear Nicola Santoro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction